EXHIBIT 23


                            CONSENT OF KPMG LLP



  The Board of Directors and Shareholders
  Wells-Gardner Electronics Corporation:

  We consent to incorporation by reference in the Registration Statements on Form S-8 (#2-72090, #2-09137, #33-63920, #33-61535, #33-02981 and
  #333-72629) of Wells-Gardner Electronics Corporation of our reports dated January 27, 2000, relating to the balance sheets of Wells-Gardner Electronics Corporation as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports are included in or incorporated by reference in the December 31, 1999 annual report on Form 10-K of Wells-Gardner Electronics Corporation.


  Chicago, Illinois
  March 15, 2000